Exhibit 10.1

August 23, 2023

Pickle Jar Holdings, Inc.

Attention:	Jeffrey James
Chief Executive Officer

Mr. James:

Yuengling's Ice Cream Corporation ("Buyer") submits this letter of intent ("Letter") to PickleJar Holdings, Inc. ("Seller") regarding the p1oposed acquisition (the "Transaction") of all or substantially all the assets, and select debt as agreed tq, of Seller (the "Assets") in accordance with the preliminary terms and conditions proposed in this Letter, including the Term Sheet attached hereby as "Attachment A" (the "Term Sheet"). Buyer and Seller together are defined as "Parties" and individually, as a "Party".

1.	Definitive and Collateral Agreements. The Parties shall endeavor to incorporate the terms and conditions expressed in this Letter in a mutually acceptable definitive agreement, which provides for a simultaneous signing and closing (together, the "Definitive Agreement"). Other closing agreements to give effect to arrangements collateral to the Transaction shall be negotiated by the Parties concurrently with the negotiation of the Definitive Agreement.

2.	Confidentiality. The Existence and contents of this Letter and the Term Sheet, and terms and negotiations regarding the Transaction, are intended to be confidential. None of the Parties shall discuss with or disclose to any third party the existence or contents of this Letter or Term Sheet or the discussions of the Parties regarding a potential transaction, except (i) with the express prior written consent of the other Party, (ii) as required by law, (iii) with such Party's directors, members, officers, employees, attorneys, lenders (and in the case of Buyer, its prospective lenders and other sources of capital), accountants, or advisors (collectively, "Representatives") directly and solely for the purpose of evaluating and consummating the Transaction, including taking the actions contemplated by this Letter, and (iv) disclosures by the Seller to their members; provided, however, that each Party shall be responsible for any breach of the confidentiality provisions of this paragraph 2 by its Representatives and/or equity holders.

3.	Announcements. Following the closing of the Transaction (the "Closing"), Buyer may in its discretion make a public announcement regarding the Transaction.

4.	Expenses. Each Party will be responsible for their own legal and accounting fees and other out of-pocket costs and expenses related to the negotiation, due diligence, documentation and closing of the Transaction.

5.	No Shop/Exclusivity. Buyer agrees that neither it, nor any of its equity holders or representatives shall, directly or indirectly, through affiliates or otherwise, enter into or conduct or participate in discussions, or furnish information to, any other person, or solicit or initiate or continue any negotiations, proposals or offers of any kind with respect to a sale of the Assets or any other transaction which would prevent or impede the completion of the Transaction on or after the date first written above and prior to the termination of this Letter in accordance with paragraph 10 hereof, except in furtherance of the Transaction with Buyer.

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6.	Representations, Warranties and Indemnities. In the Definitive Agreement, among other customary terms and conditions, Buyer will provide joint and several representations, warranties and indemnities covering title to the Stock, authority to enter into, and the enforceability of the Definitive Agreements against Buyer. The Seller shall provide representations, indemnities and warranties as are customary in this type of transaction. The final form of all representations, warranties and indemnities will be subject to the approval of legal counsel to the Parties.

7.	Closing Cooperation. The Parties will use commercially reasonable best efforts to close the transaction on or before September 30, 2023 (the "Closing Date"). Each Party also intends to negotiate the Definitive Agreement, perform and facilitate all due diligence and take all other steps in a timely fashion so as to facilitate the Closing on or before the proposed Closing Date. Buyer acknowledges and agrees that this Letter and the Transaction are binding on the Buyer.

8.	Due Diligence: Access to Personnel, Books and Records. At all times prior to the consummation of the Transaction or the earlier termination of this Letter in accordance with paragraph 10, the Buyer and Seller shall afford to each other and its Representatives access to information directly related to the proposed Transaction that may be reasonably requested.

9.	Binding Effect. The Parties understand and agree that this Letter sets forth the Parties' current understanding which may be set out in the Definitive Agreement to be executed at a later date. The execution of the Definitive Agreement and the Closing are conditioned upon the final approval of the Transaction and the terms of the Definitive Agreement by the board of directors of each Party, as well as third party and regulatory approvals, if required.

10.	Termination. This Letter shall terminate (unless extended by mutual written agreement of the Parties) upon the earliest to occur of (i) written notice of such termination by either Party to the other Party, (ii) execution of the Definitive Agreement, or (iii) September 30, 2023; provided, however, that the provisions of paragraphs 2, 4, 10, 11, 13 and 14 shall survive any termination of this Letter.

11.	No Oral Agreements. Subject to the foregoing, this Letter sets out the understanding of the Parties as of this date, and there are no other written or oral agreements or understandings among the Parties and no agreement shall be deemed entered into as a result of the course of conduct of either Party. No modification or amendment to this Letter may be made except by an instrument in writing signed by duly authorized officers or agents of all of the Parties executing this Letter.

12.	Conditions to Closing. The closing of this Transaction shall be subject to satisfaction of customary conditions to closing.

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13.	Governing Law. This Letter will be governed by and construed in accordance with the laws of the State of Delaware, excluding any conflict of law provisions that would render the law of another jurisdiction applicable. The parties agree that any disputes regarding this Letter shall be subject to the exclusive jurisdiction of the state and federal courts located in Atlanta, Fulton County, Georgia.

14.	Counterparts. This Letter may be executed in one or more counterparts, including by electronic means and by email in portable document format, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

If the terms and conditions of this Letter reflect our mutual understanding and intentions, please sign and return the enclosed counterpart of this Letter before 5:00 pm, Eastern Time, on Friday, August 23, 2023.

Sincerely,

Yuengling's Ice Cream Corporation

/s/ Everett Dickson

Name: Everett M. Dickson, Sole Director

Agreed and Accepted, this

08/23/2023

PickleJar Holdings, Inc.

By: Jeffery James

Name: Jeffery James

Title: CEO

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Attachment A

Term Sheet

Buyer	Yuengling's Ice Cream Corporation ("Buyer" or the "Company")

Seller	PickleJar Holdings, Inc.

Transaction

Acquisition of all or substantially all the assets, and select debt as agreed to, of Seller (the "Assets") for 90.5% of the issued and outstanding Series A Preferred Stock (the "Stock") of the Company.

Closing Date	The Parties will use commercially reasonable efforts to close the transaction on or before September 30, 2023 (the "Closing Date").

Consideration

On the Closing Date, Buyer shall deliver to Seller shares of the Series A Convertible Preferred Stock of the Company constituting 90.5% of the issued and outstanding Series A Convertible Preferred Stock of the Company (the "Stock Consideration").

On the Closing Date, Seller shall (i) deliver the Assets to the Company pursuant to a mutually agreeable Bill of Sale and Assignment Agreement; and (b) $50,000 by wire transfer of immediately available U.S. dollars to an account specified by Buyer for Buyer's legal fees and to extinguish that certain Promissory Note dated June 1, 2023, by and between Device Corporation and the Company in the original principal amount of $40,675.

Resignations/Appointments	On the Closing Date, Everett M. Dickson, as sole director, will appoint one or more designees of Seller as officers and directors of the Company, and resign as a director and cause the other officers of the Company to resign contemporaneously in the same resolutions.

Consulting Agreement	The Company and Everett M. Dickson shall enter into a mutually agreeable Consulting Agreement, whereby Mr. Dickson shall support the Company with respect to the Company's Form S-1, Reg A. and periodic filings, as well as advisory roles mutually agreed by the Company and Mr. Dickson.

Indemnities	The Parties reps and warranties in the Definitive Agreement, e.g., organization, authority, enforceability, title, will survive the Closing Date for 12 months.

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